Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

CONAGRA BRANDS, INC.

Conagra Brands, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

First: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 5, 1975. The name of the Corporation when it was originally incorporated was ConAgra, Inc. A restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 1, 2005, under the name ConAgra Foods, Inc. (the “Restated Certificate of Incorporation”). An amended and restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 9, 2016 to change the Corporation’s corporate name to Conagra Brands, Inc. (there being no other amendments) and restate the other provisions of the Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”).

Second: This Restated Certificate of Incorporation of Conagra Brands, Inc. only restates and integrates and does not further amend the provisions of the Amended and Restated Certificate of Incorporation, as theretofore amended or supplemented. There is no discrepancy between the provisions of this Restated Certificate of Incorporation of Conagra Brands, Inc. and the provisions of the Amended and Restated Certificate of Incorporation, as theretofore amended or supplemented. This Restated Certificate of Incorporation of Conagra Brands, Inc. was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

Third: The text of the Amended and Restated Certificate of Incorporation is hereby restated and integrated in its entirety to provide as herein set forth in full.

ARTICLE I

NAME

The name of the Corporation shall be “Conagra Brands, Inc.”

ARTICLE II

REGISTERED OFFICE AND

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSES

The general nature of the business and the objects and purposes proposed to be transacted, promoted and carried on by the Corporation are to do any and all of the things herein mentioned as fully and to the same extent as natural persons might or could do and in any part of the world, including:

(a) To manufacture, purchase, acquire, prepare, produce, own, hold, store, process, prepare for market, preserve, package, deal in, trade in, sell, distribute, mortgage, pledge and dispose of flour, feed grain, agricultural products, articles manufactured from agricultural products, and any articles, materials, ingredients, goods, wares, merchandise, products, machinery, equipment and property related or incidental thereto or useful, necessary or convenient in connection therewith.

(b) To operate factories, warehouses, elevators, and other buildings for manufacturing, buying, selling, handling, and storing flour, feed grain, agricultural products and articles manufactured from agricultural products, to conduct a public warehouse business, and to engage in, carry on, or otherwise conduct, or employ others to conduct, general research or investigation for the development of new or improved products or by-products and the use of such products or by-products as food, and for improving the ease or efficiency of the products, operations and procedures of the Corporation or for other purposes.

(c) To promote, institute, enter into, conduct, perform, assist or participate in every kind of commercial, agricultural, mercantile, manufacturing, mining or industrial enterprise, business, work, contract, undertaking, venture and operation in any part of the world and, for any such purpose, to purchase, lease and otherwise acquire, take over, hold, sell, liquidate and otherwise dispose of the real estate, crops, livestock, plants, equipment, inventory, merchandise, materials, stock, good will, rights, franchises, concessions, patents, trademarks and trade names and other properties of the corporations, associations, partnerships, firms, trustees, syndicates, ventures, combinations, organizations and other entities located in or organized under the laws of any part of the world; to continue, alter, exchange and develop their business, assume their liabilities, guarantee or become surety for the performance of their obligations, reorganize their capital and participate in any way in their affairs, and to take over, as a going concern and to continue in its own name, any business so acquired, all in accordance with and to the extent permitted by law.

(d) To borrow or raise moneys for any of the purposes of the Corporation and, from time to time, without limit as to amount, to draw, make, accept, endorse, execute, issue, and grant promissory notes, drafts, bills of exchange, warrants, options, bonds, debentures, and other negotiable or non-negotiable instruments, evidences of indebtedness and agreements; to secure the payment thereof and of the interest thereon and the performance thereof by mortgage upon, or pledge, conveyance, or assignment in trust of, the whole or any part of the assets of the Corporation, whether at the time owned or thereafter acquired; and to sell, pledge, or otherwise dispose of such securities or other obligations of the Corporation for its corporate purposes.

(e) To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of indebtedness created by any other corporation or corporations of the State of Delaware or any other state, country, nation or government and, while the owner of said stock, to exercise all the rights, powers, and privileges of ownership, including the right to vote thereon.

(f) To pay for any property, securities, rights or interests acquired by this Corporation in cash or other property, rights or interests held by this Corporation, or by issuing and delivering in exchange therefor its own property, stock, shares, bonds, debentures, notes, warrants for stock, certificates of indebtedness or other obligations or securities howsoever evidenced.

(g) To carry on all or any part of its business objects or purposes as principal, factor, agent, contractor or otherwise, either alone or as a member of, or associated with any corporation, association, partnership, firm, trustee, syndicate, individual, combination, organization, joint venture or entity in any part of the world.

(h) In carrying on its business and for the purpose of furthering its objects and purposes, to enter into and perform agreements and contracts of any nature with any government, state, territory, district, municipality, political or governmental division or subdivision, body politic, corporation, association, partnership, firm, trustee, syndicate, individual, combination, organization or entity whatsoever.

(i) To have one or more offices, to carry on all or any of its operations and business and, without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of real and personal property of every class and description in any of the States, Districts, Territories or Colonies of the United States, and in any and all foreign countries, subject to the laws of any such State, District, Territory, Colony or Country.

It is the intention that the objects and purposes specified in the foregoing clauses of this Article shall not be in any wise limited or restricted by reference to or inference from the terms of any other clause of this or any other Articles in these Articles of Incorporation, but that the objects and purposes specified in each of the clauses of this Article shall be regarded as independent objects and purposes. It is also the intention that said clauses be constructed both as purposes and powers; and generally, that the corporation shall be authorized to exercise and enjoy all other powers, rights, and privileges granted to or conferred upon a corporation of this character by the laws of the State of Delaware, and the enumeration of certain powers as herein specified is not intended as exclusive of or as waiver of any of the powers, rights or privileges granted or conferred by the laws of said State, now or hereinafter in force.

ARTICLE IV

AUTHORIZED SHARES

The total number of shares which this corporation shall have authority to issue is One Billion Two Hundred Eighteen Million Fifty Thousand (1,218,050,000) shares, divided into One Billion Two Hundred Million (1,200,000,000) shares of Common Stock of a par value of Five Dollars ($5.00) per share; One Hundred Fifty Thousand (150,000) shares of Class B Preferred Stock of a par value of Fifty Dollars ($50.00) per share; Two Hundred Fifty Thousand (250,000) shares of Class C Preferred Stock of a par value of One Hundred Dollars ($100.00) per share; One Million One Hundred Thousand (1,100,000) shares of Class D Preferred Stock without par value; and Sixteen Million Five Hundred Fifty Thousand (16,550,000) shares of Class E Preferred Stock without par value.

The Class B Preferred Stock of this corporation may be divided into and issued in series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All shares of this Class shall be identical except as to the following relative rights and preferences as to which there may be variations between different series within Class B as determined by the Board of Directors: (a) the rate of dividend; (b) whether the shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (c) the amount payable upon shares in event of voluntary or involuntary liquidation; (d) sinking fund provisions, if any, for the redemption or purchase of shares; and (e) the terms and conditions, if any, on which shares may be converted.

The Class C Preferred Stock of this corporation may be divided into and issued in series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The shares of this Class shall not have any priority over Class B Preferred Stock as to payment of dividends or as to distribution of assets upon liquidation, distribution or winding up of the corporation. All shares of this Class shall be identical except as to the following relative rights and preferences as to which there may be variations between different series within Class C as determined by the Board of Directors: (a) whether such shares shall be granted voting rights and, if so, to what extent and upon what terms and conditions; (b) the rates and times at which, and the terms and conditions on which, dividends on such shares shall be paid and any dividend rights of cumulation; (c) whether such shares shall be granted conversion rights and, if so, upon what terms and conditions; whether the corporation shall have the right to redeem such shares and, if so, upon what terms and conditions; (e) the liquidation rights (if any) of such shares, including whether such shares shall enjoy any liquidation preference over the common stock; and (f) such other designations, preferences, relative rights and limitations (if any) attaching to such shares.

The Class D Preferred Stock of this corporation may be divided into and issued in series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The shares of this Class shall not have any priority over Class B Preferred Stock or Class C Preferred Stock as to the payment of dividends or as to the distribution of assets upon liquidation, distribution or winding up of the corporation. All shares of this Class shall be identical except as to the following relative right and preferences as to which there may be variations between different series within Class D as determined by the Board of Directors: (a) whether such shares shall be granted voting rights and, if so, to what extent and upon what terms and conditions; (b) the rates and times at which, and the terms and conditions on which, dividends on such shares shall be paid and any dividend rights of cumulation; (c) whether such shares shall be granted conversion rights and, if so, upon what terms and conditions; (d) whether the corporation shall have the right to redeem such shares and, if so, upon what terms and conditions; the liquidation rights (if any) of such shares, including whether such shares shall enjoy any liquidation preference over the common stock; and (e) such other designations, preferences, relative rights and limitations (if any) attaching to such shares.

The Class E Preferred Stock of this corporation may be divided into and issued in series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The shares of this Class shall not have any priority over Class B Preferred Stock, Class C Preferred Stock or Class D Preferred Stock as to the payment of dividends or as to the distribution of assets upon liquidation, distribution or winding up of the corporation. All shares of this Class shall be identical except as to the following relative rights and preferences as to which there may be variations between different series within Class E as determined by the Board of Directors: (a) whether such shares shall be granted voting rights and, if so, to what extent and upon what terms and conditions; (b) the rates and times at which, and the terms and conditions on which, dividends on such shares shall be paid and any dividend rights of cumulation; (c) whether such shares shall be granted conversion rights and, if so, upon what terms and conditions; (d) whether the corporation shall have the right to redeem such shares and, if so, upon what terms and conditions; (e) the liquidation rights (if any) of such shares, including whether such shares shall enjoy any liquidation preference over the common stock; and (f) such other designations, preferences, relative rights and limitations (if any) attaching to such shares.

No transfer of stock of this corporation shall be operative until entered upon the books of the corporation.

ARTICLE V

INDEMNIFICATION

The Corporation shall, to the extent required, and may, to the extent permitted, by Section 102 and Section 145 of Delaware General Corporation Law as amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto. With respect to acts or omissions occurring on or after September 18, 1986, no director shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

Notwithstanding the foregoing, the indemnification provided for in this ARTICLE V shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under any by-law of this Corporation, agreement, vote or consent of stockholders or disinterested directors or otherwise.

ARTICLE VI

DURATION

The Corporation shall have perpetual existence.

ARTICLE VII

POWERS

The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers conferred by the statutes of the State of Delaware.

(a) The affairs of this Corporation shall be conducted by a Board of Directors. The number of directors of the Corporation, not less than nine (9) nor more than sixteen (16), shall be fixed from time to time by the By-Laws. Until the annual election of directors by the stockholders of the Corporation in 2008, the directors of the Corporation shall be divided into three classes: Class I, Class II and Class III, each such class, as nearly as possible, to have the same number of directors. The term of office of the class of directors elected in 2003 shall expire at the annual election of directors by the stockholders of the Corporation in 2006, the term of office of the class of directors elected in 2004 shall expire at the annual election of directors by the stockholders of the Corporation in 2007, and the term of office of the class of directors elected in 2005 shall expire at the annual election of directors by the stockholders of the Corporation in 2008, or in each case thereafter when their respective successors are elected by the stockholders and qualify. At each annual election of directors by the stockholders of the Corporation held after 2005, the directors chosen to succeed those whose terms are then expired shall be elected by the stockholders of the Corporation for a term ending at the annual election of directors by the stockholders of the Corporation following the annual election of directors by the stockholders of the Corporation at which the director was elected, or thereafter when their respective successors in each case are elected by the stockholders and qualify. Commencing with the annual election of directors by the stockholders of the Corporation in 2008, the classification of the Board of Directors shall terminate and all directors shall be of one class.

(b) The books of the Corporation may be kept within or without the State of Delaware at such place or places as may be designated from time to time by the Board of Directors.

(c) The Board of Directors may make, alter or repeal the By-Laws of the Corporation except as otherwise provided therein.

(d) The Board of Directors may authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation, may hold meetings outside the State of Delaware, may declare and pay stock dividends, and may set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserves in the manner in which it was created.

(e) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors is hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statues of Delaware, of this certificate of incorporation and of any By-Laws from time to time made by the stockholders; provided, however, that no By-Laws so made shall invalidate any prior act of the Board of Directors which would have been valid if such By-Laws had not been made.

ARTICLE VIII

MEETINGS OF STOCKHOLDERS

The time for holding meetings of Stockholders for the election of a Board of Directors and for holding any special meetings of the Stockholders shall be as provided for by the By-Laws adopted by the Board of Directors.

ARTICLE IX

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon Stockholders herein are granted subject to this reservation.

ARTICLE X

INTERESTED DIRECTORS

No contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(a) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the Shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE XI

PRIVATE PROPERTY

The private property of the Stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

ARTICLE XII

EFFECTS OF BUSINESS COMBINATIONS

The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located.

ARTICLE XIII

ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

All actions required or permitted to be taken by stockholders at an annual or special meeting of stockholders of the Corporation may be taken without a meeting by the written consent of the holders of capital stock of the Corporation entitled to vote; provided that no such action may be taken except in accordance with the provisions of this Article, the By-Laws and applicable law.

A. Record Date. The record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article. Any stockholder seeking to have stockholders authorize or take corporate action by written consent without a meeting shall, prior to soliciting any written consents in respect of such action, request that a record date be set for such purpose, by written request addressed to the Secretary, delivered to or mailed and received at the principal executive offices of the Corporation and signed by holders of record at the time such request is delivered representing in the aggregate at least 25% of the outstanding voting stock of the Corporation (the “Requisite Percentage”). The written request must contain the information set forth in Section B of this Article. Following the delivery of the request, the Board of Directors shall, by the later of (i) 10 business days after delivery of a valid request to set a record date and (ii) 5 business days after delivery of any information required by the Corporation to determine the validity of the request for a record date, determine the validity of the request and whether the request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a request complying with this Section A has been delivered to the Secretary, but no record date has been fixed by the Board of Directors by the date required by the second preceding sentence, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Corporation in the manner described in Section F of this Article; provided that, if prior action by the Board of Directors is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

B. Request Requirements. Any request required by Section A of this Article (i) must be addressed to the Secretary and delivered to or mailed and received at the principal executive offices of the Corporation by the holders of record of at least the Requisite Percentage, who shall not revoke such request and who shall continue to own in the aggregate not less than the Requisite Percentage through the date of delivery of written consents signed by a sufficient number of stockholders to authorize or take such action; (ii) must contain an agreement to solicit consents in accordance with Section D of this Article, (iii) must describe the action proposed to be taken by written consent of stockholders, (iv) must contain (1) such information and representations, to the extent applicable, then required by Article II, Section 10 or Article II, Section 11 and any other applicable sections of the By-Laws as though such stockholder was intending to make a nomination or to submit business before a meeting of stockholders and (2) the text of the proposed action to be taken (including the text of any resolutions to be adopted by written consent), and (v) must include documentary evidence that the requesting stockholder(s) own in the aggregate not less than the Requisite Percentage. The Corporation may require the stockholder(s) submitting such request to furnish such other information as may be requested by the Corporation to determine the validity of the record date request and to determine whether the request relates to an action that may be taken by written consent under this Article. Any requesting stockholder may revoke his, her or its request at any time by written revocation addressed to the Secretary and delivered to or mailed and received at the principal executive offices of the Corporation. Any disposition by a requesting stockholder of any shares of voting stock of the Corporation after the date of the request shall be deemed a revocation of the request with respect to such shares, and each requesting stockholder shall certify to the Secretary on the day prior to the record date set for the action by written consent as to whether any such disposition has occurred. If the unrevoked requests represent in the aggregate less than the Requisite Percentage, the Board of Directors, in its discretion, may cancel the action by written consent.

C. Actions Which May Not Be Taken by Written Consent. Stockholders are not entitled to act by written consent if (i) the record date request does not comply with this Article; (ii) the action relates to an item of business that is not a proper subject for stockholder action under applicable law; (iii) the request for a record date for such action is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (iv) an identical or substantially similar item of business, including the nomination, election or removal of directors (as determined by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders (a “Similar Item”)), was presented at a meeting of stockholders held within 90 days before the record date request is received by the Secretary; (v) a Similar Item is included in the Corporation’s notice as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called to be held within 60 days after the record date request is received by the Secretary; or (vi) such record date request was made in a manner that violated Regulation 14A under the Securities Exchange Act of 1934 or other applicable law. For purposes of this Section C, the nomination, election or removal of directors shall be deemed to be a Similar Item with respect to all actions involving the nomination, election or removal of directors, changing the size of the Board of Directors or filling vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.

D. Manner of Consent Solicitation. Holders of shares of voting stock of the Corporation may take action by written consent only if consents are solicited by the stockholder or stockholders seeking to take action by written consent from all holders of voting stock of the Corporation entitled to vote on the matter and in accordance with Regulation 14A under the Securities Exchange Act of 1934 without reliance upon the exemption contained in Rule 14a-2(b)(2) of the Securities Exchange Act of 1934 and other applicable law.

E. Date of Consent. Every consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who signs the consent, and no consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by Section F of this Article and not later than 120 days after the record date, consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation in the manner required by Section F of this Article.

F. Delivery of Consents. No consents may be dated or delivered to the Corporation or its registered office in the State of Delaware until 45 days after the record date. Consents must be delivered to the Corporation pursuant to, and in compliance with, applicable law, including Section 228(d)(1) and (d)(2) of the Delaware General Corporation Law. In the event of the delivery to the Corporation of consents, the Secretary shall provide for the safe-keeping of such consents and any related revocations and may designate one or more persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect such consents. The Secretary or the Inspectors shall promptly conduct a ministerial review of the sufficiency of all consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in consents have given consent. If after such investigation the Secretary or the Inspectors shall determine that the action purported to have been taken is duly authorized by the consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the consents shall be filed in such records. In conducting the investigation required by this section, the Secretary or the Inspectors may, at the expense of the Corporation, retain legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

G. Effectiveness of Consent. Notwithstanding anything in this Restated Certificate of Incorporation to the contrary, no action may be taken by the stockholders by written consent except in accordance with this Article. If the Board of Directors determines that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article, then the Board of Directors shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. No action by written consent without a meeting shall be effective until such date as the Secretary or the Inspectors certify to the Corporation that the consents delivered to the Corporation in accordance with Section F of this Article represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this Restated Certificate of Incorporation.

H. Challenge to Validity of Consent. Nothing contained in this Article shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any consent or related revocations, whether before or after such certification by the Secretary or the Inspectors, as the case may be, or to prosecute or defend any litigation with respect thereto.

I. Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (i) none of the foregoing provisions of this Article shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (ii) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

ARTICLE XIV

PROHIBITION OF “GREENMAIL”

A. Any purchase or other acquisition, directly or indirectly, in one or more transactions, by the Company or any Subsidiary (as hereinafter defined) of the Company of any shares of Voting Stock (as hereinafter defined) or any Voting Stock Right (as hereinafter defined) known by the Company to be beneficially owned by any Interested Stockholder (as hereinafter defined) who has purchased or otherwise acquired any such Voting Stock or Voting Stock Right within two years prior to the date of such purchase or other acquisition from the Company or Subsidiary shall, except as hereinafter expressly provided, require the affirmative vote of at least a majority of all votes entitled to be cast by the holders of the Voting Stock (excluding Voting Stock held by an Interested Stockholder) voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or any agreement with any national securities exchange, or otherwise, but no such affirmative vote shall be required with respect to any purchase or other acquisition by the Company or any of its Subsidiaries of Voting Stock or Voting Stock Rights purchased at or below Fair Market Value (as hereinafter defined) or made as part of a tender or exchange offer made on the same terms to all holders of such securities and complying with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder or in a Public Transaction (as hereinafter defined).

B. For the purposes of this Article XIV:

1. An “Affiliate” of, or a person “Affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

2. The term “Associate” used to indicate a relationship with any person, means (1) any corporation or organization (other than the Company or a Subsidiary of the Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 5% or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

3. A person shall be a “beneficial owner” of any Voting Stock or Voting Stock Right:

(a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) any right to vote pursuant to any agreement, arrangement or understanding; or

(c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any security of any class of the Company or any of its Subsidiaries.

(d) For the purposes of determining whether a person is an Interested Stockholder, the relevant class of securities outstanding shall be deemed to include all such securities of which such person is deemed to be the “beneficial owner” through application of this subparagraph 3, but shall not include any other securities of such class which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion right, warrants or options, or otherwise, but are not yet issued.

4. “Fair Market Value” means, for any share of Voting Stock or any Voting Stock Right, the average of the closing sale prices during the 30-day period immediately preceding the repurchase of such Voting Stock or Voting Stock Right, as the case may be, on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such Voting Stock or Voting Stock Right, as the case may be, is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such Voting Stock or Voting Stock Rights, as the case may be, is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such Voting Stock or Voting Stock Right, as the case may be, is listed, or if such Voting Stock or Voting Stock Right, as the case may be, is not listed on any such exchange, the average of the closing bid quotations with respect to a share of such Voting Stock or Voting Stock Right, as the case may be, during the 90-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such Voting Stock or Voting Stock Right, as the case may be, as determined by the Board of Directors in good faith.

5. “Interested Stockholder” shall mean any person (other than (i) the Company, (ii) any of its Subsidiaries, (iii) any benefit plan or trust of or for the benefit of the Company or any of its Subsidiaries, (iv) any trustee, agent or other representative of any of the foregoing, or (v) any person who beneficially owned more than 3% of any class of Voting Stock on July 11, 1985), who or which:

(a) is the beneficial owner, directly or indirectly, of more than 3% of any class of Voting Stock (or Voting Stock Rights with respect to more than 3% of any such class); or

(b) is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of more than 3% of any class of Voting Stock (or Voting Stock Rights with respect to more than 3% of any such class); or

(c) is an assignee of or has otherwise succeeded to any shares of any class of Voting Stock (or Voting Stock Rights with respect to more than 3% of any such class) which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, unless such assignment or succession shall have occurred pursuant to any Public Transaction or a series of transactions including a Public Transaction.

6. A “person” shall mean any individual, firm, corporation or other entity (including a “group” within the meaning of Section 13(d) of the Exchange Act).

7. A “Public Transaction” shall mean any (i) purchase of shares offered pursuant to an effective registration statement under the Securities Act of 1933, or (ii) open market purchases of shares if, in either such case, the price and other terms of sale are not negotiated by the purchaser and seller of the beneficial interest in the shares.

8. The term “Subsidiary” shall mean any corporation at least a majority of the outstanding securities of which having ordinary voting power to elect a majority of the board of directors of such corporation (whether or not any other class of securities has or might have voting power by reason of the happening of a contingency) is at the time owned or controlled directly or indirectly by the Company or one of more Subsidiaries or by the Company and one or more Subsidiaries.

9. The term “Voting Stock” shall mean stock of all classes and series of the Company entitled to vote generally in the election of directors.

10. The term “Voting Stock Right” shall mean any security convertible into, and any warrant, option or other right of any kind to acquire beneficial ownership of, any Voting Stock, other than securities issued pursuant to any of the Company’s employee benefit plans.

C. A majority of the Board of Directors shall have the power and duty to determine for the purposes of this Article XIV, on the basis of information known to it after reasonable inquiry, all facts necessary to determine compliance with this Article XIV, including without limitation,

1. whether:

(a) a person is an Interested Stockholder;

(b) any Voting Stock and Voting Stock Right is beneficially owned by any person;

(c) a person is an Affiliate or Associate of another;

(d) a transaction is a Public Transaction; and

2. the Fair Market Value of any Voting Stock or Voting Stock Right.

D. Notwithstanding anything contained in this Certificate to the contrary, the affirmative vote of at least a majority of all votes entitled to be cast by the holders of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article XIV or to adopt any provision inconsistent herewith.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation of Conagra Brands, Inc. to be signed by an authorized officer, as of this 23rd day of September, 2022.

CONAGRA BRANDS, INC.
a Delaware corporation

By:	/s/ Carey L. Bartell
Name:	Carey L. Bartell
Title:	Executive Vice President, General Counsel and Corporate Secretary